EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

CoastalSouth Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c) and 457(h)	260,000 (1)(4)	$21.50 (2)	$5,590,000 (2)	$0.00015310	$855.83
Equity	Common Stock	457(c) and 457(h)	731,250 (1)(4)	$13.30 (3)	$9,725,625 (2)	$0.00015310	$1,488.99
Total Offering Amounts							$2,344.52
Total Fee Offsets				n/a
Net Fee Due							$2,344.52

(1)

Amount to be registered consists of (i) 260,000 shares of common stock of CoastalSouth Bancshares, Inc. (“Common Stock”) that may be issued by the Company upon the grant, exercise or settlement of awards under the CoastalSouth Bancshares, Inc. Omnibus Incentive Plan (the “2025 Plan”); (ii) 731,250 shares of Common Stock that may be issued by the Company upon the exercise of outstanding options under the CoastalSouth Bancshares, Inc. 2017 Incentive Plan (the “2017 Plan” and together with the 2025 Plan, the “Plans”); and (iii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

(2)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the initial public offering price per share of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-287854), declared effective on July 1, 2025.

(3)	Pursuant to Rule 457(h), the proposed maximum offering price per unit is based on the weighted average exercise price of $13.30 per share for the outstanding options outstanding under the 2017 Plan.
(4)

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued under the Plans as a result of stock splits, stock dividends or similar transactions.